Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rand Logistics, Inc. on Form 10-K for the year ended March 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rand Logistics, Inc. on Forms S-3 (File No. 333-143291, File No. 333-117051, File No. 333-172815, File No. 333-194743 and File No. 333-200460) and on Form S-8 (File No. 333-152609).

/s/ Grant Thornton LLP

Mississauga, Canada
June 10, 2015